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                                                                     EXHIBIT 4.8

                            HQ GLOBAL HOLDINGS, INC.
                   2000 STOCK OPTION AND RESTRICTED STOCK PLAN

     Section 1. Purpose. The purpose of the HQ Holdings, Inc. 2000 Stock Option and Restricted Stock Plan (the "Plan") is to promote the interests of HQ Holdings, Inc., a Delaware corporation (the "Company"), and any Subsidiary thereof and the interests of the Company's stockholders by providing an opportunity to selected employees, officers and directors of the Company or any Subsidiary thereof as of the date of the adoption of the Plan or at any time thereafter to purchase Common Stock of the Company. By encouraging such stock ownership, the Company seeks to attract, retain and motivate such employees and persons and to encourage such employees and persons to devote their best efforts to the business and financial success of the Company. It is intended that this purpose will be effected by the granting of "non-qualified stock options" and/or "incentive stock options" to acquire the Common Stock of the Company and/or by the granting of Common Stock or rights to purchase the Common Stock of the Company on a "restricted stock" basis. Under the Plan, the Committee (defined below) shall have the authority (in its sole discretion) to grant "incentive stock options" within the meaning of Section 422(b) of the Code, "non-qualified stock options" as described in Treasury Regulation Section 1.83-7 or any successor regulation thereto, or "restricted stock" awards.

     Section 2. Definitions. For purposes of the Plan, the following terms used herein shall have the following meanings, unless a different meaning is clearly required by the context.

     2.1. "Award" shall mean an award of Common Stock or the right to purchase Common Stock granted under the provisions of Section 7 of the Plan.

     2.2. "Board of Directors" shall mean the Board of Directors of the Company.

     2.3 "Change in Control" (a) Except as provided in (b) below, the term "Change in Control" shall mean: (i) any merger, consolidation, reorganization, or recapitalization of the Company, or any similar transaction involving the Company, in which the stockholders of the Company immediately before the merger, consolidation, reorganization, recapitalization, or similar transaction fail to own securities in the surviving or new entity that represent more than 50% of the voting power of the equity holders of such entity immediately after the merger, consolidation, reorganization, recapitalization, or similar transaction,
(ii) any person or group, as determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934, beneficially owning securities of the Company that represent more than 50% of the voting power of the security holders of the Company as determined under Rule 13d-3, other than any such ownership by any employee benefit plan sponsored or maintained by the Company or one of its Subsidiaries or affiliates, or any trust related to any such employee benefit plan, (iii) any sale of all or substantially all of the aggregate assets of the Company and its Subsidiaries, (iv) any filing of a voluntary petition by the Company under the federal bankruptcy laws or any filing of an involuntary petition against the Company under such laws, which involuntary petition is not dismissed within 30 days after it was filed, or (v) any adoption of a plan of dissolution or liquidation of the Company. For purposes of a Change in Control, voting power shall mean the power to vote in the election of an entity's directors or similar functionaries. If an entity's equity holders vote in classes in such elections, however, voting power shall be determined based upon



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the voting power within any class of equity securities entitled to elect one-half or more of such entity's directors or similar functionaries.

         (b) Notwithstanding the above, a change in Control shall not include a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form S-2 under the Securities Act of 1933, as amended.

         (c) If a Change in Control occurs and the Company fails to remain in existence, the Option shall become an obligation of the person succeeding to the business of the Company or otherwise responsible for the Company's obligations.

     2.4. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     2.5. "Committee" shall mean the committee of the Board of Directors referred to in Section 5 hereof.

     2.6. "Common Stock" shall mean the Common Stock $0.01 par value, of the Company, or such other security or right or instrument into which such Common Stock may be changed or converted in the future.

     2.7. "Employee" shall mean (i) with respect to an ISO, any person, including an officer or director of the Company, who, at the time an ISO is granted to such person hereunder, is employed on a full-time basis by the Company or any Subsidiary of the Company, and (ii) with respect to a Non-Qualified Option and/or an Award, any person employed by, or performing services for, the Company or any Subsidiary of the Company, including, without limitation, directors and officers.

     2.8. "Fair Market Value" of a share of Common Stock means:

     (1) If the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, either (a) the closing price of the Common Stock on the Composite Tape or other comparable reporting system for the applicable date or (b) if the Common Stock is not traded on the relevant date, the closing price of the Common Stock on the Composite Tape or other comparable reporting system for the most recent day on which the Common Stock was traded immediately preceding the applicable date.

     (2) If the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the trading days or day referred to in clause (1), and if bid and asked prices for the Common Stock are regularly reported, either (a) the average of the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the applicable date or (b) the average of the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market of the trading day on which Common Stock was traded immediately preceding the applicable date, as the Committee shall determine in its sole discretion; and

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     (3)  If the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Board of Directors in good faith, shall determine.

     2.9 "ISO" shall mean an Option granted to a Participant pursuant to the Plan that constitutes and shall be treated as an "incentive stock option" as defined in Section 422(b) of the Code.

     2.10. "Non-Qualified Option" shall mean an Option granted to a Participant pursuant to the Plan that is intended to be, and qualifies as, a "non-qualified stock option" as described in Treasury Regulation Section 1.83-7 or any successor regulation thereto and that shall not constitute nor be treated as an ISO.

     2.11. "Option" shall mean any ISO or Non-Qualified Option granted to an Employee pursuant to the Plan.

     2.12. "Participant" shall mean any Employee to whom an Award and/or an Option is granted under the Plan (and, where applicable, also includes a Permitted Transferee of a Non-Qualified Option).

     2.13. "Parent of the Company" shall have the meaning set forth in Section 424(e) of the Code.

     2.14 "Permitted Transferee" means any transferee of a Non-Qualified Option pursuant to a transfer that is approved by the Committee in accordance with the provisions of Section 6.3 of the Plan.

     2.15. "Subsidiary of the Company" shall have the meaning set forth in
Section 424(f) of the Code.

     Section 3. Eligibility. Awards and/or Options may be granted to any Employee. The Committee shall have the sole authority to select the persons to whom Awards and/or Options are to be granted hereunder, and to determine whether a person is to be granted a Non-Qualified Option, an ISO or an Award or any combination thereof. No person shall have any right to participate in the Plan. Any person selected by the Committee for participation during any one period will not by virtue of such participation have the right to be selected as a Participant for any other period. On and after the time that the Company becomes subject to Code Section 162(m), no Participant shall be granted Options and/or Awards under the Plan with respect to more than 500,000 shares of Common Stock in any calendar year (subject to adjustment as provided in Section 8 hereof).

     Section 4. Common Stock Subject to the Plan.

     4.1. Number of Shares. (a) Except as provided below, the total number of shares of Common Stock for which Options and/or Awards may be granted under the Plan (as well as the total number of ISOs that may be granted hereunder) shall not exceed in the aggregate 800,000 shares of Common Stock (subject to adjustment as provided in Section 8 hereof).

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     (b) The number of authorized shares of Common Stock hereunder shall be increased on January 1, 2001, and on each of the four (4) succeeding January 1, ending on January 1, 2005, by a number of shares equal to 3% of the total number of shares of Common Stock outstanding as of such date. However, no ISO's shall be issuable under this paragraph and the maximum number of ISO's shall be determined without regard to this "evergreen" provision.

     4.2. Reissuance. The shares of Common Stock that may be subject to Options and/or Awards granted under the Plan may be either authorized and unissued shares or shares reacquired at any time and now or hereafter held as treasury stock as the Board of Directors may determine. In the event that any outstanding Option expires or is terminated for any reason, the shares allocable to the unexercised portion of such Option may again be subject to an Option and/or Award granted under the Plan. If any shares of Common Stock acquired pursuant to an Award or the exercise of an Option shall be forfeited or repurchased by the Company, or is settled in cash in lieu of Common Stock, or is deemed to have been used to pay the exercise price or tax withholding due with respect to an Option, through share withholding or other cashless exercise method, then such shares shall again become available for issuance pursuant to the Plan. In addition, in the event a Participant pays for any Option through the delivery of previously owned shares of Common Stock, the number of shares available for issuance under the Plan shall be increased by the number of shares surrendered by the Participant.

     4.3. Special ISO Limitations.

     (a) To the extent that the aggregate fair market value (determined as of the date an ISO is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by an Employee during any calendar year (under all Incentive Stock Option Plans of the Company or any Parent or Subsidiary of the Company) exceeds $100,000, then the excess thereof shall be treated as a Non-Qualified Option and not as an ISO. This rule shall be applied by taking Options into account in the order in which they are granted.

     (b) No ISO shall be granted to an Employee who, at the time the ISO is granted, owns (actually or constructively under the provisions of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, unless the option price is at least 110% of the fair market value (determined as of the time the ISO is granted) of the shares of Common Stock subject to the ISO and the ISO by its terms is not exercisable more than five years from the date it is granted.

     Section 5. Administration of the Plan.

     5.1. Administration. The Plan shall be administered by a committee of the Board of Directors (the "Committee") established by the Board of Directors and consisting of no less than two persons. From and after the time that any equity securities of the Company become registered or required to be registered under
Section 12 of the Securities Exchange Act of 1934 ("Exchange Act"), all members of the Committee shall be both "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act and "outside directors" within the meaning of Code Section 162(m). The Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors.

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     5.2. Grant of Options/Awards.

     (a) Options. The Committee shall have the sole authority and discretion under the Plan (i) to select the Employees who are to be granted Options hereunder; (ii) to designate whether any Option to be granted hereunder is to be an ISO or a Non-Qualified Option; (iii) to establish the number of shares of Common Stock that may be issued under each Option; (iv) to determine the time and the conditions subject to which Options may be exercised in whole or in part; (v) to determine the form of the consideration that may be used to purchase shares of Common Stock upon exercise of any Option (including the circumstances under which the Employee may pay all or part of the exercise price by entering into a promissory note with the Company, circumstances under which the Company's issued and outstanding shares of Common Stock may be used by a Participant to exercise an Option, or various "cashless exercise" methods); (vi) to impose restrictions and/or conditions with respect to shares of Common Stock acquired upon exercise of an Option; (vii) to determine the circumstances under which shares of Common Stock acquired upon exercise of any Option may be subject to repurchase by the Company; (viii) to determine the circumstances and conditions subject to which shares acquired upon exercise of an Option may be sold or otherwise transferred, including, without limitation, the circumstances and conditions subject to which a proposed sale of shares of Common Stock acquired upon exercise of an Option may be subject to the Company's right of first refusal (as well as the terms and conditions of any such right of first refusal); (ix) to establish a vesting provision for any Option relating to the time when (or the circumstances under which) the Option may be exercised by a Participant, including, without limitation, vesting provisions that may be contingent upon (A) the Company meeting specified financial goals, (B) a change of control of the Company or (C) the occurrence of other specified events; (x) to accelerate the time when outstanding Options may be exercised; and (xi) to establish any other terms, restrictions and/or conditions applicable to any Option not inconsistent with the provisions of the Plan.

     (b) Awards. The Committee shall have the sole authority and discretion under the Plan (i) to select the Employees who are to be granted Awards hereunder; (ii) to determine the amount, if any, to be paid by a Participant to acquire shares of Common Stock pursuant to an Award; (iii) to determine the time or times and the conditions subject to which Awards may be made; (iv) to determine the time or times and the conditions subject to which the shares of Common Stock subject to an Award are to become vested and no longer subject to forfeiture to and/or repurchase by the Company; (v) to establish transfer restrictions and the terms and conditions on which any such transfer restrictions with respect to shares of Common Stock acquired pursuant to an Award shall lapse; (vi) to establish vesting provisions with respect to any shares of Common Stock subject to an Award, including, without limitation, vesting provisions which may be contingent upon (A) the Company meeting specified financial goals, (B) a change of control of the Company or (C) the occurrence of other specified events; (vii) to determine the circumstances under which shares of Common Stock acquired pursuant to an Award may be subject to repurchase by the Company; (viii) to determine the circumstances and conditions subject to which any shares of Common Stock acquired pursuant to an Award may be sold or otherwise transferred, including, without limitation, the circumstances and conditions subject to which a proposed sale of shares of Common Stock acquired pursuant to an Award may be subject to the Company's right of first refusal (as well as the terms and conditions of any such right of first refusal); (ix) to determine the form of consideration that may be used to purchase shares of Common Stock pursuant to an Award (including the circumstances under which the

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Company's issued and outstanding shares of Common Stock may be used by a
Participant to purchase the Common Stock subject to an Award); (x) to accelerate time at which any or all restrictions imposed with respect to any shares of Common Stock subject to an Award will lapse; and (xi) to establish any other terms, restrictions and/or conditions applicable to any Award not inconsistent with the provisions of the Plan.

     5.3. Interpretation. The Committee shall be authorized to interpret the Plan and may, from time to time, adopt such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the purposes of the Plan.

     5.4. Finality. The interpretation and construction by the Committee of any provision of the Plan, any Option and/or Award granted hereunder or any agreement evidencing any such Option and/or Award shall be final and conclusive upon all parties.

     5.5. Voting. Members of the Committee may vote on any matter affecting the administration of the Plan or the granting of Options and/or Awards under the Plan.

     5.6. Expenses, Etc. All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company, and its officers and directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons.

     5.7. Indemnification. Neither the members of the Board of Directors nor any member of the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any Options or Awards granted under it, and members of the Board of Directors and the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys' fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Company, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising therefrom to the full extent permitted by law.

     Section 6. Terms and Conditions of Options.

     6.1. ISOs. The terms and conditions of each ISO granted under the Plan shall be specified by the Committee and shall be set forth in an ISO agreement between the Company and the Participant in such form as the Committee shall approve. The terms and conditions of each ISO shall be such that each ISO issued hereunder shall constitute and shall be treated as an "incentive stock option" as defined in Section 422(b) of the Code. The terms and conditions of any ISO granted hereunder need not be identical to those of any other ISO granted hereunder.

     The terms and conditions of each ISO shall include the following:

     (a) The option price shall be fixed by the Committee but shall in no event be less than 100% (or 110% in the case of an Employee referred to in Section 4.3(b) hereof) of the Fair Market Value of the shares of Common Stock subject to the ISO on the date the ISO is granted. The Fair Market Value of Common Stock subject to an ISO shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse.

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     (b) ISOs, by their terms, shall not be transferable otherwise than by will or the laws of descent and distribution, and, during an Optionee's lifetime, an ISO shall be exercisable only by the Optionee.

     (c) All ISOs must be granted within 10 years of the earlier of the date the Plan is adopted or the date the Plan is approved by the shareholders of the Company. The Committee shall fix the term of all ISOs granted pursuant to the Plan (including the date on which such ISO shall expire and terminate), provided, however, that such term shall in no event exceed ten years from the date on which such ISO is granted (or, in the case of an ISO granted to an Employee referred to in Section 4.3(b) hereof, such term shall in no event exceed five years from the date on which such ISO is granted). Each ISO shall be exercisable in such amount or amounts, under such conditions and at such times or intervals or in such installments as shall be determined by the Committee in its sole discretion.

     (d) To the extent that the Company or any Parent or Subsidiary of the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by any Participant as a result of any "disqualifying disposition" of any shares of Common Stock acquired upon exercise of an ISO granted hereunder, the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Board of Directors in its sole discretion.

     (e) In the sole discretion of the Committee the terms and conditions of any ISO may (but need not) include any of the following provisions:

          (i) In the event a Participant shall cease to be employed by the Company or any Parent or Subsidiary of the Company on a full-time basis for any reason other than as a result of his death or "disability" (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any ISO held by such Participant at that time may only be exercised within three (3) months after the date on which the Participant ceased to be so employed, and only to the extent that the Participant could have otherwise exercised such ISO as of the date on which he ceased to be so employed.

          (ii) In the event a Participant shall cease to be employed by the Company or any Parent or Subsidiary of the Company on a full--time basis by reason of his "disability" (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any ISO held by such Participant at that time may only be exercised within one year after the date on which the Participant ceased to be so employed, and only to the extent that the Participant could have otherwise exercised such ISO as of the date on which he ceased to be so employed.

          (iii) In the event a Participant shall die while in the full-time employ of the Company or a Parent or Subsidiary of the Company (or within a period of three (3)

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     months after ceasing to be an Employee for any reason other than his
     "disability" or within a period of one year after ceasing to be an Employee by reason of such "disability"), the unexercised portion of any ISO held by such Participant at the time of his death may only be exercised within one year after the date of such Participant's death, and only to the extent that the Participant could have otherwise exercised such ISO at the time of his death. In such event, such ISO may be exercised by the executor or administrator of the Participant's estate or by any person or persons who shall have acquired the ISO directly from the Participant by bequest or inheritance.

     (f) No Option granted hereunder shall qualify as an ISO unless the Plan is approved by the shareholders of the Company within 12 months before or after the date the Plan is adopted by the Board of Directors.

     6.2. Non-Qualified Options. The terms and conditions of each Non-Qualified Option granted under the Plan shall be specified by the Committee, in its sole discretion, and shall be set forth in a written option agreement between the Company and the Participant in such form as the Committee shall approve. The terms and conditions of each Non-Qualified Option will be such (and each Non-Qualified Option Agreement shall expressly so state) that each Non-Qualified Option issued hereunder shall not constitute nor be treated as an "incentive stock option" as defined in Section 422(b) of the Code but will be a "non-qualified stock option" for Federal, state and local income tax purposes. The terms and conditions of any Non-Qualified Option granted hereunder need not be identical to those of any other Non-Qualified Option granted hereunder.

     The terms and conditions of each Non-Qualified Option Agreement shall include the following:

     (a) The option (exercise) price shall be fixed by the Committee and may be equal to, more than or less than 100% of the Fair Market Value of the shares of Common Stock subject to the Non-Qualified Option on the date such Non-Qualified Option is granted, provided, however, that the option (exercise) price shall not be less than the par value of such shares of Common Stock.

     (b) The Committee shall fix the term of all Non-Qualified Options granted pursuant to the Plan (including the date on which such Non-Qualified Option shall expire and terminate). Each Non-Qualified Option shall be exercisable in such amount or amounts, under such conditions (including provisions governing the rights to exercise such Non-Qualified Option), and at such times or intervals or in such installments as shall be determined by the Committee in its sole discretion. To the extent approved by the Committee, Options may distinguish between exercisability and vesting, such that Options may be exercisable immediately, but the underlying Common Stock issuable thereunder may be subject to a vesting schedule. In such case, the Option, upon exercise, shall become an Award of restricted stock governed by the terms of Section 7 hereof.

     (c) Except as otherwise provided in Section 6.3 hereof or in an individual Option Agreement, Non-Qualified Options shall not be transferable otherwise than by will or the laws of descent and distribution, or a domestic relations order, and during a Participant's lifetime a

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Non-Qualified Option shall be exercisable only by the Participant or an alternate payee under a domestic relations order.

     (d) To the extent that the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by any Participant in respect of a Non-Qualified Option granted hereunder or in respect of any shares of Common Stock acquired upon exercise of a Non-Qualified Option, the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, or if no such payments are due or to become due to such Participant, then, such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company (including, with prior Committee approval, use of a promissory note in favor of the Company, delivery of previously owned shares of Common Stock, or share withholding from shares otherwise to be issued upon exercise of the Option or other cashless exercise method) regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Board of Directors in its sole discretion.

     (e) To exercise an Option, a Participant (or Permitted Transferee) must deliver a completed copy of the Option Exercise Form to the address indicated on the Form, specifying the number of Option Shares being purchased as a result of such exercise, together with payment of the full option price for the Option Shares being purchased and the applicable income tax withholding obligations. Unless otherwise agreed to by the Committee, payment of the option price and tax withholding obligation must be made in cash or by cashier's check; provided, however, that with prior approval of the Committee, and subject to applicable laws and regulations, and any provisions in the Option Agreement, payment of such option price and/or tax withholding may instead be made, in whole or in part, by (A) the delivery to the Company of a promissory note in a form and amount satisfactory to the Committee, provided that the principal amount of such note shall not exceed the excess of such aggregate option price and minimum tax withholding obligation over the aggregate par value of the purchased Option Shares; (B) to the extent not in violation of any instrument or agreement to which the Company is a party, by delivery of shares of Common Stock (not subject to any security interest or pledge) valued at Fair Market Value at time of exercise, not to exceed the aggregate option exercise price and minimum tax withholding obligation; (C) by one or more forms of "cashless exercise" of the Option, including, without limitation, withholding Option Shares from the Option Shares to be otherwise issued that number of Option Shares needed to pay the exercise price and/or tax withholding, not be exceed the aggregate option exercise price and minimum tax withholding obligation; or (D) a combination of one or more of the foregoing, or in any other form of payment acceptable to the Committee. The Committee reserves the right to require that any shares of Common Stock delivered by the Optionee in full or partial payment of the exercise price and/or tax withholding to be limited to those shares already owned by the Optionee for at least six (6) months.

     (f) Notwithstanding anything to the contrary herein or in any Option Agreement, no shares of stock purchased upon exercise of an Option, and no certificate representing such shares, shall be issued or delivered if (1) such shares have not been admitted to listing upon official notice of issuance on each stock exchange upon which shares of the class are

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then listed, or (2) in the opinion of counsel to the Company, such issuance or delivery would (i) cause the Company to be in violation of or to incur liability under any federal, state or other securities law, or any requirement of any stock exchange listing agreement to which the Company is a party, or any other requirement of law or of any administrative or regulatory body having jurisdiction over the Company, or (ii) require registration (apart from such registrations as have been theretofore completed by the Company covering such shares) under any federal, state or other securities or similar law.

     (g) Except as otherwise provided in an Option Agreement, the following provisions will apply upon termination of employment or other relationship with the Company:

          (i) In the event that the Company or any subsidiary, affiliate, or parent thereof terminates a Participant's employment or other relationship with the Company (or any subsidiary, affiliate or parent thereof) "for cause" (as determined in the sole discretion of the Company or its designated representative), then both the vested and the unvested portion of the Option shall immediately terminate.

          (ii) In the event that a Participant terminates his employment or other relationship with the Company (or any subsidiary, affiliate, or parent thereof) for any reason whatsoever (other than as a result of retirement (as determined by the Company), death or total and permanent disability (as determined by the Company or its designated representative)), then the Option may only be exercised within 365 days after the date the Participant ceases to be so employed or provide such services, and only to the same extent he was entitled to exercise the Option on the date he ceased to be so employed or provide such services by reason of such termination and had not previously done so, and the unvested portion shall immediately terminate.

          (iii) In the event that a Participant ceases to be employed by or provide services to the Company or any subsidiary, affiliate, or parent thereof on a full-time basis (A) by reason of total and permanent disability (as determined by the Company or its designated representative),
     (B) by reason of retirement (as defined by the Company), or (C) as a result of the termination of his employment or other relationship by the Company or any subsidiary, affiliate, or parent thereof at any time other than "for cause," then the Option may only be exercised within one year after the date such Participant ceases to be so employed or provide such services, and only to the same extent that such Participant was entitled to exercise the Option on the date he ceased to be so employed or provide such services by reason of such disability, retirement, or such termination and had not previously done so. The unvested portion of the Option shall immediately terminate.

          (iv) In the event that a Participant dies while employed or providing services to the Company or any subsidiary, affiliate, or parent thereof (or within a period of one year after ceasing to be employed by or to provide services to the Company or any subsidiary, affiliate, or parent thereof for any reason described in Section 6.2(g)(iii) hereof), the Option may only be exercised within one year after such Participant's death. In such event, the Option may be exercised during such one-year period by the executor or administrator of such Participant's estate or by any person who shall have acquired the Option through bequest or inheritance, but only to the same extent that such Participant was entitled to exercise the Option immediately prior to the time of his death and had not previously done so. The unvested portion shall immediately terminate.

          (v) Except as otherwise provided in an Option Agreement, notwithstanding anything to the contrary above, if a Participant is employed by or providing services to the Company or any affiliate or subsidiary thereof immediately before a Change in Control, such Participant's Option shall vest immediately and in full, and such Participant may exercise his Option with respect to any Option Shares not previously purchased until the later of (a) the date specified in Section 6.2(g)(ii)-(iv) above, or (b) the first anniversary of such Change in Control, but in no event longer than ten (10) years from the original date of grant.

          (vi) Notwithstanding any provision contained in this Section 6.2(g) to the contrary, except as otherwise provided in an Option Agreement, in no event may an Option be exercised to any extent by anyone after the tenth
     (10th) anniversary of the date of grant of the Option.

     6.3 RESTRICTIONS ON TRANSFERABILITY OF AWARDS. (a) No Option or Award under the Plan or any Award Agreement, and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged, or otherwise hypothecated or disposed of by a Participant or any beneficiary(ies) of any Participant, except (i) in the case of any Option or Award, transfers by testamentary disposition by the Participant or the laws of descent and distribution and (ii) in the case of Non-Qualified Options, transfers made with the prior approval of the Committee and on such terms and conditions as the Committee, in its sole discretion, shall approve to: (A) in the case of a transfer without the payment of any consideration, any "family member" as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as in effect at the time of such transfer, (B) to any person or entity described in clause (ii) of Section 1 (a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as in effect at the time of such transfer, or (C) any other transferee that is approved by the Committee in its sole discretion; provided, however, that, without the prior approval of the Committee, no Permitted Transferee shall further transfer a Non-Qualified Option, other than by testamentary disposition or the laws of descent and distribution, either directly or indirectly, including, without limitation, by reason of the dissolution of, or a change in the beneficiaries of, a Permitted Transferee that is a trust, the sale, merger, consolidation, dissolution, or liquidation of a Permitted Transferee that is a partnership (or the sale of all or any portion of the partnership interests therein), or the sale, merger, consolidation, dissolution, or liquidation of a Permitted Transferee that is a corporation (or the sale of all or any portion of the stock thereof).

     (b) Except as may be provided in a domestic relations order related to a Non-Qualified Option or an Award, no Option or Award under the Plan or any Option or Award Agreement, and no rights herein or therein, shall be subject to execution, attachment, or similar legal process, including, without limitation, seizure for the payment of the Participant's or a Permitted Transferee's debts, judgments, alimony, or separate maintenance.

     (c) During the lifetime of a Participant, Stock Options are exercisable only by the Participant or a Permitted Transferee.

     (d) Each Permitted Transferee, along with the transferor, of a Non-Qualified Option transferred in accordance with the provisions of this
Section 6.3 shall enter into a Stock Option Transfer Agreement with the Company in a form specified by the Committee. Each such Participant and Permitted Transferee shall agree to the restrictions, terms and conditions of the Option set forth in the Option Agreement or the Stock Option Transfer Agreement, as applicable, and in the Plan.

     Section 7. Terms and Conditions of Awards. The terms and conditions of each Award granted under the Plan shall be specified by the Committee, in its sole discretion, and shall be set forth in a written agreement between the Participant and the Company, in such form as the Committee shall approve. The terms and provisions of any Award granted hereunder need not be identical to those of any other Award granted hereunder.

     The terms and conditions of each Award shall include the following:

     (a) The amount, if any, to be paid by a Participant to acquire the shares of Common Stock pursuant to an Award shall be fixed by the Board of Directors (or the Committee).

     (b) Each Award shall contain such vesting provisions, such transfer restrictions and such other restrictions and conditions as the Committee, in its sole discretion, may determine, including, without limitation, the circumstances under which the Company shall have the right and option to repurchase shares of Common Stock acquired pursuant to an Award.

     (c) Stock certificates representing Common Stock acquired pursuant to an Award shall bear a legend referring to the restrictions imposed on such Stock and such other matters as the Committee may determine.

     (d) To the extent that the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by the Participant in respect of an Award granted hereunder, or in respect of any shares acquired pursuant to an Award, or in respect of the vesting of any such shares of Common Stock, then the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, or if no such payments are due or to become due to such Participant, then, such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee in its sole discretion.

     Section 8. Adjustments. In the event that, after the adoption of the Plan by the Board of Directors, the outstanding shares of the Company's Common Stock shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation through reorganization, merger or consolidation, recapitalization, reclassification, stock split, split-up, combination or exchange of shares or declaration of any dividends payable in Common Stock, the Board of Directors shall appropriately adjust (i) the number of shares of Common Stock (and the option price per share) subject to the unexercised portion of any outstanding Option (to the nearest possible full share), provided, however, that the limitations of Section 424 of the Code shall apply with respect to adjustments made to ISOs; (ii) the number of shares of Common Stock to be acquired pursuant to an Award which have not become vested, and (iii) the number of shares of Common Stock for which Options and/or Awards may be granted under the Plan, as set forth in Section 4.1 hereof, and such adjustments shall be effective and binding for all purposes of the Plan.

     9. Restrictions on Transfer and Tag-Along/Drag-Along Rights.

     (a) Restrictions. Except as otherwise provided in an Option or Award Agreement, neither a Participant nor a Permitted Transferee (collectively, a "Holder") may directly or indirectly (including by operation of law) assign, bequeath, devise, encumber, hypothecate, mortgage, pledge, sell, or otherwise transfer or dispose of (collectively, "Transfer") any of the Option Shares purchased pursuant hereto or shares of Common Stock granted or sold through an Award other than pursuant to the terms of this Section 9. Any purported Transfer of such Option Shares or shares of Common Stock obtained through an Award (collectively "Shares") in violation of the terms of this Section 9 shall be null, void, and of no effect.

     (b) Right of Repurchase. If a Holder receives a bona fide offer from an independent third party for his or her Shares purchased pursuant hereto and he or she desires to Transfer such Shares pursuant to such offer, the Holder must give written notice of such proposed Transfer (a "Proposed Transfer Notice") to the Company. The Proposed Transfer Notice shall set forth the Holder's name and the name of the proposed transferee and the terms of the proposed Transfer, including the date of the proposed Transfer, the purchase price, and the consideration that the proposed transferee will transfer to the Holder in satisfaction of the purchase price. The Company shall have 30 days following its receipt of the Proposed Transfer Notice to notify the Holder that the Company elects to purchase all or any portion of the Shares of Common Stock purchased pursuant hereto set forth in the Proposed Transfer Notice that the Holder owns for an amount equal to the Repurchase Price (as hereinafter defined), and during such 30-day period, the Holder may not Transfer the Shares to such third party. If the Company so notifies the Holder, the Holder shall sell such Shares of Common Stock to the Company in accordance with paragraph 9(e) hereof. If the Company does not so notify the Holder (or elects to purchase less than all of the Shares of Common Stock set forth in the Proposed Transfer Notice), the Holder may sell the number of shares of Common Stock specified in the Proposed Transfer Notice (or the number of shares of Common Stock set forth in the Proposed Transfer Notice that the Company does not elect to purchase) to the proposed transferee in accordance with the terms set forth therein during the 60 days immediately following the expiration of the Company's 30-day election period and thereafter the provisions of paragraph 9(i) hereof shall apply to such Shares. If the Holder does not sell such Shares of Common Stock within such 60 day period, any subsequent Transfer of such Shares must be pursuant to a new Proposed Transfer Notice.

     (c) Cessation of Relationship. If the Company and its affiliates and subsidiaries cease to engage the Holder as an Employee for any reason (including death or disability), the

Company may at any time thereafter until the lapse of this provision under paragraph 9(f), notify the Holder that it elects to purchase all or any portion of his or her Shares purchased pursuant hereto that the Holder owns for an amount equal to the Repurchase Price. If the Company so notifies the Holder, the Holder shall sell such shares of Common Stock to the Company in accordance with paragraph 9(e) hereof. The Company's waiver of its rights under this paragraph 9(c) shall not affect its rights under paragraph 9(b) or (d) hereof.

     (d) Bankruptcy. If a Holder files a voluntary bankruptcy petition or another person files an involuntary bankruptcy petition against a Holder, the Company shall have 90 days immediately following the day it is notified of such bankruptcy petition to notify the Holder that the Company elects to purchase all or any portion of his Shares purchased pursuant hereto that the Holder owns for an amount equal to the Repurchase Price. If the Company so notifies the Holder, the Holder shall sell such Shares to the Company in accordance with paragraph 9(e) hereof. The Company's waiver of its rights under this paragraph 9(d) shall not affect its rights under paragraphs 9(b) or (c) hereof.

     (e) Closing of the Repurchase. The closing of the Company's purchase of Shares of Common Stock pursuant to paragraphs 9(b), (c), and (d) hereof shall occur on the 20th day of the month immediately following the month during which the Holder receives the Company's notice of its election to purchase such Shares of Common Stock (unless such closing is delayed pursuant to the Holder's disagreement with the computation of the Fair Market Value in accordance with paragraph 9(h) hereof). At such closing, the Company shall deliver to the Holder a check in the amount of the Repurchase Price for the Shares of Common Stock to be sold and the Holder shall deliver to the Company the stock certificates representing such Shares along with a stock power transferring those Shares to the Company.

     (f) Lapse of Restrictions. The restrictions set forth in paragraphs 9(b),
(c) and (d) hereof shall apply to the Shares of Common Stock purchased pursuant hereto and each Holder thereof until the earlier of (i) the Company's issuance of Shares of Common Stock pursuant to a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form S-2 under the Securities Act of 1933, as amended, or (ii) the consummation of a sale of all or substantially all of the Company's Common Stock or assets to a third party.

     (g) Repurchase Price. The "Repurchase Price" shall be the product of:

          (a) the number of shares of Common Stock to be sold pursuant to this
          Section 9 multiplied by

          (b) the Fair Market Value of the Common Stock as determined in accordance with Section 2.8(3).

     (h) Disagreement Concerning Computation of Fair Market Value. If a Holder disagrees with the Fair Market Value computed under paragraph 9(g) hereof, the Holder must notify the Company within five (5) days after he receives the Company's notice of such Fair Market Value. Upon receiving such notice from the Holder, the Company shall promptly engage the firm of independent certified public accountants (the "Certified Public Accountants") that audits the Company's financial statements to determine the Fair Market Value. The Certified

Public Accountants shall render a report to both the Company and the Holder determining the Fair Market Value as soon thereafter as possible. The Fair Market Value as determined by the Certified Public Accountants shall then be used to determine the Repurchase Price of the Holder's Shares. The closing of the Company's purchase of such Shares shall occur on the 5th day after the rendering of such report. The Holder shall pay all fees and expenses of the Certified Public Accountant with respect to the rendering of such report; provided that if the Fair Market Value as determined by the Certified Public Accountants is greater than 110 percent of the Fair Market Value as determined by the Company, the Company shall pay such fees and expenses.

     (i) Transferees. The restrictions on the Transfer of the Shares of Common Stock purchased pursuant hereto set forth in this Section 9 shall bind any Permitted Transferee or other subsequent holder of such Shares, who shall be treated as if he were the Holder (i.e., the Participant or Permitted Transferee) when determining those restrictions. Moreover, any waiver of the Company's election to purchase Shares of Common Stock pursuant to paragraph 9(b) hereof shall not waive the Company's right to purchase such Shares from the Holder thereof pursuant to paragraph 9(b) hereof if such Holder desires to Transfer such Shares. If the Holder dies or becomes legally incompetent, his administrator, executor, or representative shall be considered as if he were the Holder for purposes hereof. The Transfer of Shares of Common Stock to the Holder's administrator, executor, or representative (or estate in connection therewith) shall not be considered a Transfer of those shares. The subsequent Transfer of such shares from such administrator, executor, or representative (or estate in connection therewith), however, shall be a Transfer.

     (j) Lock-Up Agreement. By participating herein, each Holder acknowledges that in connection with any public offering of the Common Stock, the underwriters for the Company may require that the Company's officers, directors, and/or certain other shareholders not sell their shares of Common Stock for a certain period of time after the effectiveness of the Registration Statement filed in connection with such offering. By participating herein, each Holder agrees that upon the Company's request in connection with any such public offering, that he will not, directly or indirectly, offer, sell, contract to sell, make subject to any purchase option, or otherwise dispose of any shares of Common Stock for a period requested by the underwriter or its representative, not to exceed 30 days before and 180 days after the date of the effectiveness of the Registration Statement, without the prior written consent of the underwriter or its representative.

     (k) Drag-Along Rights.

          (1) Prior to an IPO, initial firm commitment underwritten public offering of the Company Common Stock pursuant to a registration statement on Form S-1 or S-2 under the Securities Act of 1933, as amended, if the holders of 51% of the then outstanding shares of Common Stock (including Common Stock issuable upon conversion of Convertible Common Stock), decide to sell or otherwise dispose of their stock to an unrelated third party (other than by way of gift or transfer to a family member or family trust, partnership, or corporation), or vote to approve a tender offer or plan of merger, whereby the shares of Company Common stock and/or Convertible Common Stock will be sold, transferred, disposed of, or converted in cash, securities, or combination thereof, such majority shareholders shall have the right to require the Holder to likewise, on the same terms and conditions, sell, transfer, or dispose of, or accept such consideration in exchange for surrender of his shares of Common Stock or Convertible Common Stock, and by participating hereto, each Holder hereby agrees to do so.

          (2) Each Holder hereby waives his right of appraisal as provided by
     Section 262 of the Delaware General Corporation Law.

     Section 10. Effect of the Plan on Employment Relationship. Neither the Plan nor any Option and/or Award granted hereunder to a Participant shall be construed as altering the "at-will" nature of Participant's employment or conferring upon such Participant any right to continue in the employ of (or otherwise provide services to) the Company or any Subsidiary or Parent thereof, or limit in any respect the right of the Company or any Subsidiary or Parent thereof to terminate such Participant's employment or other relationship with the Company or any Subsidiary or Parent, as the case may be, at any time.

     Section 11. Amendment of the Plan. The Committee or Board of Directors may amend or suspend the Plan or any portion thereof at any time, provided such amendment is made with stockholder approval if such approval is necessary to comply with any tax or regulatory requirement. The Committee in its sole discretion may amend the Plan so as to conform with local rules and regulations subject to any provisions to the contrary specified herein.

     Section 12. Amendment of an Option or Award Agreement. In its sole and complete discretion, the Committee may at any time amend any Option or Award Agreement for the following reasons: (i) additions and/or changes to the Code, any federal or state securities law, or other law or regulations applicable to the Option or Award, are made, and such additions and/or changes have some effect on the Option or Award; or (ii) any other event not described in clause
(i) occurs and the Participant gives his or her consent to such amendment.

     Section 13. Exemption from Computation of Compensation for Other Purposes. By acceptance of an applicable Option or Award, subject to the conditions of such Option or Award, each Participant shall be considered in agreement that all shares sold or awarded and all Options granted under this Plan shall be considered special incentive compensation and will be exempt from inclusion as "wages" or "salary" in pension, retirement, life insurance, and other employee benefits arrangements of the Company, except as determined otherwise by the Company. In addition, each beneficiary of a deceased Participant shall be in agreement that all such Options and Awards will be exempt from inclusion in "wages" or "salary" for purposes of calculating benefits of any life insurance coverage sponsored by the Company.

     Section 14. Listing, Registration and Other Legal Compliance. No Options, Awards or shares of the Common Stock shall be required to be issued or granted under the Plan unless legal counsel to the Company shall be satisfied that such issuance or grant will be in compliance with all applicable federal and state securities laws and regulations and any other applicable laws or regulations. The Committee may require, as a condition of any payment or share issuance, that certain agreements, undertakings, representations, certificates, and/or information, as the Committee may deem necessary or advisable, be executed or provided to the Company to assure compliance with all such applicable laws or regulations. Any certificates for shares of Common

Stock delivered under the Plan may be subject to such stock-transfer orders and such other restrictions as the Committee may deem advisable under the rules, regulations, or other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law. In addition, if, at any time specified herein (or in any Agreement or otherwise) for (a) the making of any Option or Award, or the making of any determination, (b) the issuance or other distribution of Common Stock, or (c) the payment of amounts to or through a Participant or Permitted Transferee with respect to any Option or Award, any law, rule, regulation, or other requirement of any governmental authority or agency shall require the Company, any affiliate, or any Participant or Permitted Transferee (or any estate, designated beneficiary, or other legal representative thereof) to take any action in connection with any such determination, any such shares to be issued or distributed, any such payment, or the making of any such determination, as the case may be, shall be deferred until such required action is taken.

     Section 15. Rights as Stockholder. Subject to the Award provisions, no Participant, Permitted Transferee or beneficiary shall be deemed a stockholder of the Company nor have any rights as such with respect to any shares to be provided under the Plan until he or she has become the holder of such shares. Notwithstanding the aforementioned, with respect to restricted stock Awards under this Plan, the Participant, Permitted Transferee or beneficiary of such Award shall be deemed the owner of such shares provided herein. As such, unless contrary to the provisions herein or in any such related Agreement, such stockholder shall be entitled to full voting, dividend and distribution rights as provided any other Company stockholder for as long as the Participant or Permitted Transferee continues to be deemed the owner of such stock.

     Section 16. Construction of the Plan. The Plan, and its rules, rights, agreements and regulations, shall be governed, construed, interpreted and administered solely in accordance with the laws of the state of Delaware. In the event any provision of the Plan shall be held invalid, illegal or unenforceable, in whole or in part, for any reason, such determination shall not affect the validity, legality or enforceability of any remaining provision, portion of provision or the Plan overall, which shall remain in full force and effect as if the Plan had been absent the invalid, illegal or unenforceable provision or portion thereof

     Section 17. Termination of the Plan. The Board of Directors may terminate the Plan at any time. Unless the Plan shall theretofore have been terminated by the Board of Directors, the Plan shall terminate ten years after the date of its initial adoption by the Board of Directors. No Option and/or Award may be granted hereunder after termination of the Plan. The termination or amendment of the Plan shall not alter or impair any rights or obligations under any Option and/or Award theretofore granted under the Plan.

     Section 18. Effective Date of the Plan. The Plan shall be effective as of June 1, 2000, the date on which the Plan was adopted by the Board of Directors of the Company.

                                     * * * *